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EXHIBIT 10.19

FEI Company Board of Directors Compensation Program
(As approved by the Board of Directors on July 17, 2003)

Annual Retainers (payments are made pro rata, quarterly)

$15,000	Annual base retainer for all outside Board members ($3,750 per quarter)
$10,000	Annual additional retainer for membership on Audit Committee ($2,500 per quarter)*
$5,000	Annual additional retainer for membership on Compensation or Nominating and Governance Committee ($1,250 per quarter)*
$2,500	Annual additional retainer for committee chair ($625 per quarter)
$10,000	Annual retainer for Lead Director position ($2,500 quarterly)

*If a director serves on more than one committee, the annual additional retainer for service on the second committee is $2,500. For example, a director serving on the Audit Committee and Compensation Committee would receive a total retainer of $12,500. A director serving on the Compensation Committee and Nominating and Governance Committee would receive a total retainer of $7,500.

Payments made on a per meeting basis

$1,000	Payment for attendance at a Board or Committee meeting whether attending in person or by teleconference.

Option Share Grants of Company Common Stock

Initial grant of 15,000 option shares of Company Common Stock on joining the Board with the grant vesting at 2.78% of the total grant per month of service. In addition, at the time of each annual shareholder meeting, each director who is elected receives an additional option grant of 7,500 shares vesting at 2.78% of the total grant per month of service.

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  EXHIBIT 10.19
FEI Company Board of Directors Compensation Program (As approved by the Board of Directors on July 17, 2003)